Exhibit 10.1

Amendment No. 1 to Asset Purchase Agreement

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) is made as of July 12, 2024, by and between Evoqua Water Technologies LLC, a Delaware limited liability company (“Seller”), and Rockwell Medical, Inc., a Delaware corporation (“Purchaser” and together with Seller, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings accorded to such terms under the Agreement (as defined below).

BACKGROUND

WHEREAS, the Parties are each party to that certain Asset Purchase Agreement, dated as of July 10, 2023 (the “Agreement”);

WHEREAS, Section 10.2 of the Agreement provides that the Agreement may be amended by an agreement in writing executed by the Parties; and

Whereas, the Parties wish to make certain changes to the provisions related to the Purchase Price, including to account for payments made by Rockwell to dispose of expired Inventory.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to Section 1.1(d). Section 1.1(d) of the Agreement is hereby amended and restated to read in its entirety as follows:

(d) all manufacturing equipment, supplies and other tangible personal property used primarily in the Concentrates Business, including the manufacturing equipment, supplies and other tangible personal property listed on Disclosure Schedule 1.1(d) (the “Equipment”); provided, however, that Equipment listed on Disclosure Schedule 1.1(d) that cannot be physically separated from its existing site and physically relocated to Purchaser’s site using commercially reasonable efforts (the “Undeliverable Equipment”) shall not be considered an Acquired Asset and Seller shall have no obligation to reimburse Purchaser for such Undeliverable Equipment;

2.	Amendment to Section 2.1. Section 2.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.1         Purchase Price. In consideration of the sale and transfer of the Acquired Assets and assumption of the Assumed Liabilities, Purchaser shall pay and deliver to Seller an aggregate purchase price amount equal to sixteen million dollars ($16,000,000) plus the Final Inventory Amount (collectively, the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller as follows:

(a)            at Closing, an amount equal to eleven million dollars ($11,000,000) (the “Closing Purchase Price”) plus the Estimated Inventory Amount, by wire transfer of immediately available funds to an account designated by Seller;

(b)            two million five hundred thousand dollars ($2,500,000), (the “First Deferred Payment”), payable by wire transfer of immediately available funds to an account designated by Seller; provided, however, that pursuant to Section 8.4(d) the First Deferred Payment shall be partially offset by an amount equal to three hundred twenty-two thousand, two hundred sixty dollars ($322,260) to reimburse Purchaser for expenses incurred by Purchaser following the Closing related to the disposal of expired Inventory (the “Expired Inventory”), resulting in a reduction of the First Deferred Payment to two million one hundred seventy-seven thousand seven hundred forty dollars ($2,177,740) (the “Adjusted First Deferred Payment”). Such Adjusted First Deferred Payment shall be made in in four (4) installments payable as follows: $653,322 on July 12, 2024; $653,322 on October 10, 2024; $435,548 on January 10, 2025; and $435,548 on April 10, 2025; and

(c)            two million five hundred thousand dollars ($2,500,000) (the “Second Deferred Payment” and collectively with the Adjusted First Deferred Payment, the “Deferred Payments”), payable by wire transfer of immediately available funds to an account designated by Seller in four (4) installments payable as follows: $750,000 on July 10, 2025; $750,000 on October 10, 2025; $500,000 on January 12, 2026; and $500,000 on April 10, 2026.”

3.             Release. In consideration of the foregoing amendments, Purchaser, on behalf of itself and its affiliates, their respective successors and assigns, and their respective employees, representatives, officers, directors, and shareholders, hereby fully releases and forever discharges Seller and its affiliates, their respective successors and assigns, and their respective employees, representatives, officers, directors, and shareholders from any and all claims, demands, and causes of action, in law, equity, or otherwise, whether asserted or unasserted, known or unknown, suspected or unsuspected, based in contract, tort, statute, or regulation (whether state, local, foreign, federal, statutory, regulatory, common, or other law or rule), or otherwise, contingent or non-contingent, based on, arising out of, relating to, or concerning, in whole or in part, any failure to deliver the Undeliverable Equipment or Purchaser’s disposal of Expired Inventory.

4.             Effect of this Amendment; Counterparts. Except as specifically modified herein, the Agreement remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. Article X of the Agreement is hereby incorporated by reference mutatis mutandis.

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2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

PURCHASER:

Rockwell Medical, Inc.

By:	/s/ MARK STROBECK
Name: Mark Strobeck, Ph.D
Title: President and CEO

SELLER:

EVOQUA WATER TECHNOLOGIES LLC

By:	/s/ RODNEY MCNELLY
Name: Rodney McNelly
Title: VP WSS North America

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]